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EXHIBIT 10.20

THIRD AMENDMENT TO THE LEASE BETWEEN
Research Interchange One, L.P. as Landlord and
Testchip Technologies, Inc. as Tenant
For the Premises at 9300 United Drive, Suite 180, Austin, Texas
Dated November 17,2000

        This amendment to the Lease for the Premises at 9300 United Drive, Suite 180, Austin, Texas, dated November 17, 2000, (the "Lease") and amended by First Amendment on March 28, 2001 and Second Amendment on June 6, 2001 by and between Research Interchange One, L. P. a Texas Limited Partnership (the "Landlord"), and Testchip Technologies, Inc., (the "Tenant") is made and entered into between Landlord and Tenant as of the first day of October, 2001.

WITNESSETH

        WHEREAS, Tenant has requested a modification of the rental structure from Landlord.

        WHEREAS, Landlord and Tenant desire to amend the Lease with respect to the Base Rental called for in Exhibit D of the Lease as a result.

        NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used herein and defined in the Lease shall be used herein as so defined in the Lease.

        2.    Amended Provisions.    All terms and conditions of the Lease shall remain the same except that the Base Rental shall change for the months shown below:

New Monthly Base Rental
October 1, 2001 to March 31, 2002	$16,060.50
April 1, 2002 to September 30, 2003	$38,035.00

and,

        If the Premises, or any portion thereof is subleased between October 1, 2001 and September 30, 2003, all rent from such sublessee will be paid directly to Landlord and applied first to a maximum of $5,914.00 per month of Base Rental first applied to the Base Rental due for September 2003 and then to each preceding month to the month of April, 2002, then to Tenant's Additional Rental obligations, then to Tenant's current Base Rental obligations. Any sublease rent left over would be applied as per the Lease Agreement. If sublease rent is received by Landlord during this twenty-four month period, a rental reduction will be granted by Landlord at the rate of ten percent per annum of the sublease rent applied to the monthly maximum of $5,914.00 of Base Rental, from the date of sublease rent receipt to the month of application.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this amendment effective as of the date first written above.

LANDLORD
Research Interchange One, L. P.
By:	/s/ Brian F. Gaston
	Print Name:	Brian F. Gaston
	Print Title:	President
TENANT
Testchip Technologies
By:	/s/ Merrill J. Wersheimer
	Print Name:	Merril J. Wersheimer
	Print Title:	CFO

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  EXHIBIT 10.20
THIRD AMENDMENT TO THE LEASE BETWEEN Research Interchange One, L.P. as Landlord and Testchip Technologies, Inc. as Tenant For the Premises at 9300 United Drive, Suite 180, Austin, Texas Dated November 17,2000